Exhibit 3.2.1 Second Barrister Operating Agreement

SECOND LIMITED LIABILITY COMPANY AGREEMENT

OF

BARRISTER ENERGY, LLC

THIS SECOND LIMTED LIABILITY COMPANY AGREEMENT (this "Agreement") is executed under and is to be governed by the laws of the State of Mississippi and is entered into as of April 1, 2019, by and between the parties on Exhibit “A” (each of the foregoing being sometimes referred to individually as a "Member" and collectively as the "Members" or as a party or the parties) to establish the terms of the operation of Barrister Energy, LLC, a Mississippi limited liability company (the "Company").

WITNESSETH:

WHEREAS, the Members have formed the Company for the purposes set forth herein and desire to set forth all rights, obligations, liabilities and remedies of the Members in respect to the operation of the Company as a limited liability company.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

ARTICLE I

FORMATION, NAME AND PRINCIPAL OFFICE

1.1Formation.  The Company was originally formed via Operating Agreement dated June 13, 2014, by then sole Member Andrew S. Cardwell. The Company was formed as a limited liability company pursuant to the provisions of the Mississippi Limited Liability Company Act (as amended from time to time, the “Act”).  Unless otherwise expressly provided in this Agreement, the rights and liabilities of the Manager(s) and the Members will be as provided in the Act.  To the extent the provisions of this Agreement conflict with the provisions of the Act, the provisions of this Agreement will control, to the extent permitted by law, and the conflicting provisions of the Act will be deemed waived to the maximum extent permitted by law.

1.2Name and Offices.  The Company will transact business under the name Barrister Energy, LLC, or such other name as the Member(s) or Manager(s) may hereafter select upon delivery of no less than thirty (30) days prior written notice thereof to the Members.  Initially, the principal office of the Company was located at 110 S. Oak Avenue, Heidelberg, Mississippi 39439, henceforth the principal office of the Company shall be located at 404 Short 7th Avenue, Laurel, Mississippi 39440, with such other offices and places of business as may be agreed upon by the Members from time to time. The Registered Agent and the Registered Office was set forth in the Company’s Certificate of Formation and may be changed from time to time by the Manager(s).

1.3Term.  The Company commenced on the date the Certificate of Formation was filed with the Mississippi Secretary of State (June 13, 2014), and, subject to the provisions of Article 11 (dissolution and winding up), will continue to December 31, 2044, unless sooner terminated pursuant to the provisions of this Agreement or unless extended by agreement of the Members.

Exhibit 3.2.1 Second Barrister Operating Agreement

ARTICLE 2

PURPOSE OF BUSINESS

2.1Purpose of Business.  The principle purpose of the Company henceforth shall be:

(a)To seek out, evaluate, test and prospect for oil, gas and mineral producing properties, and then to acquire, lease, own, develop, manage, operate, sell, sublease and otherwise deal with the properties;

(b)To accomplish all lawful business of the Company, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company, its business and its assets;

(c)To exercise all powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act; and

(d)To engage in any other lawful activity for which a limited liability company may be formed under the laws of the State of Mississippi, if approved by Members holding at least a majority of the Membership Interests of the Company.

ARTICLE 3

ACCOUNTING AND REPORTS FOR THE COMPANY

3.1Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Members.  The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business.  The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

3.2Access to Accounting, Records.  All books and records of the Company shall be maintained at the principal office or at any other office of the Company agreed to by all of the Members.  Each Member, and its duly authorized representative, shall have access to all books and records at the offices of the Company and the right to inspect and copy them at reasonable times.  Notwithstanding the foregoing, each Member shall have the inspection rights granted by, and the Company shall maintain at its registered office the records listed in, Section 79-29-107 of the Mississippi Code of 1972, as amended.

3.3Outside Consultants.  Outside accountants, attorneys and other consultants shall be selected and replaced by a simple majority vote of the Members of the Company.

Exhibit 3.2.1 Second Barrister Operating Agreement

3.4Reports.

a.The Company shall use its best efforts to, within ninety (90) days after the end of each calendar year, send to each person who was a Member at any time during the year then ended such tax information as shall be necessary for inclusion by such Member in its federal income tax return of all items attributable to the Company.

b.Within ninety (90) days after the end of each calendar year, the Company will use its best efforts to send to each person who was a Member at any time during the year then ended the balance sheet of the Company as of the end of such year and statements of operations and changes in Members' capital contributions, prepared in accordance with the accounting method selected pursuant to Section 3.1 hereof. The information shall also set forth distributions to the Members for the period covered thereby and the amount of any distributions released from reserves established in prior periods.

3.5Tax Matters Partner.  A majority of the Members shall designate a Member to be the "tax matters partner" of the Company for purposes of Subchapter C of Chapter 63 of Subtitle F of the Internal Revenue Code of 1986, as amended, (IRC § § 6221-6233).  Such "tax matters partner" shall have the authority to exercise all functions provided for in the Internal Revenue Code, including to the extent permitted by the Internal Revenue Code, the authority to delegate the functions of "tax matters partner" to any other Member. The "tax matters partner" shall be reimbursed for all reasonable expenses actually incurred as a result of its duties as "tax matters partner." The initial "tax matters partner" shall be Andrew S. Cardwell.

ARTICLE 4

MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS; LIABILITY

4.1Membership Interests.  The interest of each Member shall be represented by membership interests ("Membership Interest").  Each Member shall contribute cash or services in exchange for their respective initial Membership Interest.  In return for such contribution, each Member shall own the percentage interest set forth in Exhibit “A” hereto.  Exhibit “A” shall be amended from time to time in accordance with the terms of this Agreement, including, but not limited to, to reflect appropriate adjustments to Membership Interest percentages and capital contributions on account of purchases and issuances of additional Membership Interests and the making of additional capital contributions pursuant to Section 4.3.

4.2Certificates for Membership Interests.  The Membership Interests shall not be represented by any certificate of membership or other evidence of membership other than this Agreement.

4.3Additional Capital Contributions. Additional capital may be contributed to the Company, but only upon the consent of a majority in interest of the Members.

4.4 Capital Accounts. The capital account of each Member shall initially be set as determined by the accountants for the Company or by a majority of the Members, and shall, from time to time, be:

Exhibit 3.2.1 Second Barrister Operating Agreement

(a) increased by:

(i)any additional capital contributions of such Member; and

(ii)such Member's share of profits of the Company, determined pursuant to Article 6, during each fiscal year, whether or not distributed; and

(iii)the agreed fair market value of any property (less liabilities assumed by the Company) contributed by such Member; and

(b) decreased by:

(i)all distributions to or for the account of such Member whether from the capital or income of the company (other than payments received by a Member in payment of any loan); and

(ii)such Member's share of losses of the Company determined during each fiscal year pursuant to Article 6; and

(iii)the agreed fair market value of any property (less liabilities assumed by the Member) distributed by the Company to such Member.

The foregoing provisions are intended to comply with the provisions contained in Treasury Regulations 1.704-1(b)(2)(iv) under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and capital accounts shall be maintained in accordance with such provisions.

4.5Withdrawal and Return of Contributions.  A Member does not have the right or power to withdraw from the Company as a Member, nor is the Member entitled to a return of any part of its capital contribution or to be paid interest on either their capital account or capital contribution.

4.6Obligations of Members and Third Parties.  The right or obligation of any Member to make capital contributions shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company or other Member, it being understood that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto, and their respective successors and assigns.

4.7Liability of Members.  No Member shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company.

ARTICLE 5

MANAGEMENT

Exhibit 3.2.1 Second Barrister Operating Agreement

5.1Management.  Except as limited by this Agreement, each Member shall have equal rights in the determination of any matter involving the business of the Company; provided, however, that the Members, upon vote of a majority of all the Members, may appoint one or more Managers to manage the day-to-day operations of the Company as set forth in Section 5.2.  A Manager may or may not be a Member.  A Manager may in turn appoint an agent and attorney-in-fact to act in his/her stead in certain circumstances and for a specific purpose (e.g. executing agreements when the manager is unavailable). Except as determined by the Members pursuant to Section 5.2 or otherwise pursuant to this Agreement, no Member shall have any right or authority to take any action on behalf of the Company with respect to third parties.  Action of the Members with respect to management of the Company pursuant to this Section 5.1 shall be in accordance with the procedures set forth in Article 8 concerning voting, meetings and notice.

5.2Authorization of Manager.  In the event the Members appoint a Manager as provided in Section 5.1, any such Manager may exercise all powers necessary to carry on the ordinary, everyday business of the Company.  In performance of his duties, any such duly appointed Manager may do all lawful acts and things, relating to it, as are directed by this Agreement and are not, by statute or by the Certificate of Formation or by this Agreement, prohibited.  No Manager shall have any liability for any action taken, or for the failure to take any action, except to the extent required by Section 79-29-403(a)-(d) of the Mississippi Code of 1972, as amended.  Notwithstanding the foregoing, the Manager shall not enter into on behalf of the Company any contract, arrangement, loan or other legal obligation in excess of $1,000,000.00 without the approval of a majority of the Members.

ARTICLE 6

DISTRIBUTIONS

From time to time the Members may determine the amount of cash available for distributions and may distribute such amount thereof as they deem appropriate. Any distributions shall be made pro rata to the Members in accordance with their Membership Interests in the Company.  Any declared but unpaid distribution shall constitute a liability of the Company to a Member.  Immediately prior to such distribution of property other than cash, the capital accounts of the Members shall be adjusted as provided in applicable Treasury Regulations, including, without limitation, Treasury Regulation 1.704-1(b)(2)(iv)(f).  However, no distribution shall be declared and paid which would violate Section 79-29-605 of the Mississippi Code of 1972, as amended.

ARTICLE 7

PROFIT OR LOSSES

7.1Allocation.  Except as may be required by Section 704(c) of the Internal Revenue Code and Treasury Regulation 1.704-1(b)(2)(iv)(f), the net profits or the net losses (and any separately stated items, including without limitation, depreciation, amortization and tax credits) of the Company shall be allocated to the Members, pro rata in accordance with their Membership Interests in the Company.

Exhibit 3.2.1 Second Barrister Operating Agreement

All items of income, gain, loss, deduction, and credit available to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however that this allocation must be made in accordance with a method permissible under Section 706 of the Internal Revenue Code and the regulations thereunder.

7.2Qualified Income Offset and Minimum Gain Chargeback Provisions.

(a)The Code and Treasury Regulations contain certain economic sharing requirements in order for income tax allocations among the Members to be respected for tax purposes.  In general, such requirements are designed to eliminate the allocation of tax losses which have no economic effect to the Members.  In order to comply with such requirements, the qualified income offset and minimum gain chargeback provisions provided for in Treasury Regulation Sections 1.704-1 and 1.704-2, as amended, shall be followed. The parties understand and agree that such provisions are not expected to alter the allocations described in Section 7.1, except in unusual and unforeseen circumstances.

(b)If a special allocation of an item of net profit or net loss is made to a Member under this Section 7.2, future allocations of profit and loss shall be adjusted to take into account such special allocations.

ARTICLE 8

ADMINISTRATIVE PROVISIONS

8.1Voting.  Each annual meeting of Members shall be upon no more than sixty (60) days and not less than ten (10) days' prior written notice and any special meeting shall be in accordance with Section 8.2 hereof.  Any Member may vote at any annual or special meeting either in person or by proxy.  Participation in any meetings of the Members may be in person or by telephone.  Action may also be taken by written consent of the appropriate amount of the Membership Interests.  Notice of any meeting may be waived in writing, either before or after the meeting. The presence of a Member at any annual or special meeting shall constitute a waiver of notice, unless a Member's presence at such meeting is solely for the purpose of objecting to the form of notice or the holding of a meeting without proper notice. Unless a different vote is specifically required hereunder, any vote of the Members shall require the vote of a simple majority of the Members. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the Members consent thereto in writing.

8.2Special Meetings.  Special meetings of the Members may be called at any time by any Member upon two (2) days actual notice (written or verbal).  Each such notice must state the matters to be presented at such meeting.

Exhibit 3.2.1 Second Barrister Operating Agreement

8.3Place of Meetings and Quorum. All meetings shall be held at the Principal Business Office of the Company, unless the notice of meeting specifies otherwise or the Members agree otherwise. The conduct of any business at a meeting shall require the presence of at least a simple majority of the Members.

8.4Notices.  All notices, demands, and other writings required herein, or delivered in connection herewith, may be either delivered in person or by private courier (which shall be effective upon delivery), by facsimile or similar communication (which shall be effective upon confirmation of delivery on the sender's facsimile machine or other communication device), or by prepaid registered or certified mail to the address for notice set forth herein (which shall be effective five business days (a day not a Saturday, Sunday or federal holiday) after being so mailed).  Each Member agrees to notify the other Members in writing of a change of address for notices hereunder.

ARTICLE 9

RESTRICTIONS ON TRANSFERS OF INTERESTS

9.1General.

(a)Except as otherwise specifically provided herein, a Member shall not have the right to:

(i)sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration (collectively, "sell"), or

(ii)gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy)

all or any part of his Membership Interest.

(b)Definitions:

(i)An "Economic Interest" shall mean a Member's or Economic Interest Owner's share of the Company's net profits, net losses and/or distributions of the Company's assets pursuant to this Agreement and the Mississippi Limited Liability Company Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the

Members.

(ii)An "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member. All provisions of this Agreement applicable to Members relative to sharing of profits, losses, capital accounts, and distributions (except with respect to voting rights and rights to participate in management) shall also apply to Economic Interest Owners.

Exhibit 3.2.1 Second Barrister Operating Agreement

(iii)An "Event of Dissociation" shall mean the death, withdrawal, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event under the Act which terminates the continued membership of a Member in the Company.

(iv)A "Selling Member" shall mean any Member or Economic Interest Owner who sells, assigns, pledges, hypothecates or otherwise transfers for consideration all or any portion of his Membership Units or Economic Interest in accordance with this Article VIII.

(v)A "Transferring Member" shall mean a Selling Member or a Gifting Member.

9.2Right of First Refusal.

(a)A Selling Member who desires to sell all or any portion of his Membership Interest or Economic Interest in the Company to a third party purchaser shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor.  The Selling Member shall give written notification to the Company of his intention to so transfer such interest, furnishing to the Company a copy of the aforesaid written offer to purchase such interest.

(b)The Company shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member, upon the same terms and conditions as stated in the aforesaid written offer to purchase, by giving written notification to the Selling Member, by certified mail or personal delivery, of the Company's intention to do so within 30 days after the effective date of the notice from the Selling Member.

(c)If the Company does not exercise its rights under Section 9.2(b), then the Selling Member shall give written notification to the remaining Members, by certified mail or personal delivery, of his intention to transfer such interest, furnishing to the Members a copy of the written offer to purchase such interest. The remaining Members, on a basis pro rata to the percentage of the total Membership Interest of those remaining Members exercising their right of first refusal, shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member, upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Selling Member, by certified mail or personal delivery, of their intention to do so within 30 days after receiving written notice from the Selling Member. The failure of the remaining Members (or any one or more of them) to so notify the Selling Member of their desire to exercise this right of first refusal within said 30 day period shall result in the termination of the right of first refusal and the Selling Member shall be entitled to consummate the sale of his interest in the Company on the terms set forth in the written notification; provided, that the closing of such transfer must occur within 30 days of the expiration of the Members' right of first refusal described herein.

(d)If the Company or remaining Members (or any one or more of the remaining Members) give written notice to the Selling Member of their desire to exercise this right of first

Exhibit 3.2.1 Second Barrister Operating Agreement

refusal and to purchase all of the Selling Member's interest, the closing shall occur within or on the date 30 days after the expiration of the applicable right of first refusal period.  If the third party offer consists of any non-cash consideration, the exercising Members or the Company, as the case may be, shall have the option to provide the Selling Member with reasonably identical property or to provide cash in an amount equal to the fair market value of such property as determined by the Members or, if the Members fail to value such property, by an appraiser of the type of property to be hired and paid for by the Members or the Company, as the case may be (subject to the right of the Selling Member to agree to hire such an appraiser at his cost in writing in the notice to the Company as described in (a) above).

(e)In the event of the purchase of the Selling Member's interest in the Company by a third party purchaser (including an Economic Interest), and as a condition to recognizing the effectiveness and binding nature of any such sale and substitution of a new Member, the Members may require the Selling Member, and shall require the proposed purchaser, to execute, acknowledge and deliver to the Company a copy of this Agreement and such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Members may deem necessary or desirable to:

(i)constitute such purchaser as a Member;

(ii)confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such person is to be admitted as a new Member or will merely be an Economic Interest Owner);

(iii)preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is formed, qualified, organized or does business;

(iv)maintain the status of the Company as a limited liability company under the Mississippi Limited Liability Company Act and as a partnership for federal tax purposes; and

(v)assure compliance with any applicable state and federal laws, including securities laws and regulations.

(f)Any sale or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article 8 shall be deemed effective as of the last day of the calendar month in which the remaining Members' consent thereto was given, or, if no such consent was required, then on such date that the donee or successor-in-interest complies with Section 8.2(g).  All costs incurred by the Company as a result of any sale or gift of a Membership Interest or Economic Interest, including the Company's reasonable legal fees, shall be paid by the Transferring Member.  The Transferring Member agrees, upon request of the remaining Members,

Exhibit 3.2.1 Second Barrister Operating Agreement

to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, transfer, assignment, or substitution at the sole cost and expense of the Transferring Member.  The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 8 or any other provision of this Agreement.

(g)In the event all Members exercise unanimous consent to sell all Membership Interests in the Company to a third party purchaser (i.e. buyout of all Membership Interests), then the requirements and formalities of the right of first refusal provisions (to the Company) contained herein above are moot and waived, so long as all Members execute a consent agreement in the form of a resolution or the equivalent thereof.

9.3Transferee Not Member in Absence of Consent

(a)Notwithstanding anything contained herein to the contrary, without approval of Members holding a majority of the Membership Interests of the Company (excluding a Member who is disposing of his interest), the proposed sale of the Transferring Member's Membership Interests or Economic Interest will result in the transferee, who or which is not a Member immediately prior to the sale or gift, owning no more than an Economic Interest, and such donee or transferee shall have no right to become a Member. No transfer of a Member's interest in the Company (including any transfer of an Economic Interest or any other transfer which has not been approved by the requisite consent of the Members) shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Member(s).

(b)Upon and contemporaneously with any sale or gift of a Transferring Member's Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member, the Company shall purchase from the Transferring Member, and the Transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the Transferring Member which immediately prior to such sale or gift were associated with the transferred Economic Interest.

(c)The failure to exercise a right of first refusal shall not be deemed as the consent to admission of the transferee as a Member or as the waiver of any future right of first refusal to which such Member may become entitled.

(d)Article 9.3 is subject to the unanimous consent to sell all Membership Interests provisions contained in Article 9.2(g) supra. If the right of first refusal is waived by unanimous consent of all Members via written resolution, then a third party transferee shall in no way have their succeeding Membership Interest(s) affected by this Article, and said transferee shall take ownership of all Membership Interests free and clear and not subject to any limitations created by this Agreement.

Exhibit 3.2.1 Second Barrister Operating Agreement

9.4Permitted Transfers by or for Entities.  An Entity owning Membership Interests or Economic Interests may liquidate, dissolve, merge, consolidate or engage in any other form of restructuring or reorganization involving the transfer or other disposition of its Membership Interests or Economic Interests, and may in any other manner distribute such Membership Interests or Economic Interests, to any one or more of the beneficial owners of such Entity (collectively, an "Entity Transfer"), without complying with the provisions set forth in Sections 8.1, 8.2 and 8.3 of this Article VIII; provided that at no time during or at the completion of such Entity Transfer any person or Entity other than the aforesaid beneficial owners, holds any interest in such Membership Interests or Economic Interests and such transferees comply with the provisions of Section 8.2(g) hereof.

9.5Transfers to Members.  Any Member may sell or transfer his interest to another Member (by exercise of a right of first refusal or otherwise) only after compliance with Section 9.2 hereof, and no consent of the remaining Members shall be required to effect such transfer.

ARTICLE 10

LIMITED LIABILITY AND INDEMNIFICATION

10.1Limitation on Liability of Members.  No Member (when not acting in violation of this Agreement or applicable law) shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member in connection with the conduct of the business of the Company.  Except as required by Mississippi Code of 1972, as amended, the Company’s debts, obligations and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be personally liable for any such debt, obligation or liability of the Company solely by reason of being a Member.  No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment or order of a court.

10.2Indemnification.  The Company shall indemnify any current or former Member, Manager or Officer of the Company to the fullest extent permitted by Section 79-29-110 of the Mississippi Code of 1972, as amended, including through the purchase of insurance, against expenses, judgments and other losses arising out of their status as a Member, Manager or officer, provided that the Member, Manager or officer has met the appropriate standard of conduct as set forth by law, in the interpretation of the Members.  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 10.2.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.1Events Causing Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)December 31, 2044, unless continued by the Members;

Exhibit 3.2.1 Second Barrister Operating Agreement

(b)upon the written consent of Members holding at least eighty (80%) percent of the Membership Interests of the Company;

(c)upon an Event of Dissociation of a Member (as provided in Section 79-29-307 of the Mississippi Code of 1972, as amended), unless the business of the Company is continued by an agreement of two or more Members (excluding the Member if he or she is the dissociated Member) holding a majority of the Membership Interests of the Company, within ninety (90) days following the occurrence of any such event; and

(d)entry of a decree of judicial dissolution of the Company under Section 79-29-802 of the Mississippi Code of 1972, as amended.

11.2Liquidation and Termination.  On dissolution of the Company, the Members shall act as liquidator or may appoint a committee of one or more Members to act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Mississippi Limited Liability Company Act. The costs of dissolution shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members.

11.3Distributions In-Kind.  The Company may distribute the assets of the Company to the Members in-kind.

11.4Distributions upon Dissolution.  Upon dissolution, the liquidation proceeds shall be distributed in the following order:

(a)First, to the payment of debts to outside creditors, including Members and Economic Interest holders who are creditors, to the extent permitted by law, in satisfaction of liabilities (other than liabilities for distributions to Members or Economic Interest holders under Sections 79-29-601 or 79-29-604 of the Mississippi Code of 1972, as amended) of the Company and for the payment of dissolution expenses.

(b)Second, to establish reserves to pay any contingent or unknown costs that may arise after dissolution.

(c)Third, to Members or Economic Interest holders to the extent they are creditors of the Company in satisfaction of liabilities for distributions under Sections 79-29-601 and 79-29-604 of the Mississippi Code of 1972, as amended.

(d)Fourth, to Members and Economic Interest holders to the extent of the credit balances in their respective capital accounts.

(e)Fifth, to Members and Economic Interest holders pro rata in accordance with their Membership and Economic Interests.

ARTICLE 12

GENERAL PROVISIONS

Exhibit 3.2.1 Second Barrister Operating Agreement

12.1Choice of Law and Arbitration.  The validity of this Agreement is to be determined under, and the provisions of this Agreement are to be construed in accordance with, the laws of the State of Mississippi, without regard to that state's choice of laws rules.  All claims, disputes and other matters in question among the Members, Managers and Economic Interest holders arising out of or related to this Agreement or the breach thereof, shall be decided by the American Arbitration Association under the Commercial Rules of such Association.  This agreement to arbitrate shall be specifically enforceable.  Notice of the demand for arbitration shall be filed in writing with the Manager(s), with the other Members and with the American Arbitration Association.  The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall demand for arbitration be made after the date when institution of legal proceedings would be barred by the applicable statute of limitations.  Failure to give notice to a party and in the manner as provided for herein shall not be a waiver of the right to arbitrate unless the party to whom notice was to be given is prejudiced by such failure or unless the institution of a legal proceeding with respect to the claim, dispute or other matter would be barred by the applicable statute of limitations.  The arbitrator(s) shall render a written opinion of his or their decision.  The award rendered shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

12.2Binding Effect.  This Agreement is to be binding upon, and inure to the benefit of the successors and permitted assigns of the Members.

12.3Gender and Plurality.  Wherever applicable, the pronouns designating the masculine or neuter will equally apply to the feminine, neuter, or masculine genders. Furthermore, wherever applicable within this Agreement, the singular will include the plural and vice versa.  The term "person" when used herein shall include a natural person and all forms of entities, including, without limitation, a corporation, trust, association, partnership, limited partnership, limited liability company or limited liability partnership.

12.4Captions.  Article, section and paragraph captions and headnotes are for reference purposes only and will not be considered to affect context.

12.5Severability.  Should any part or provision of this Agreement be found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, such part or provision shall be deleted; but the Agreement and each of the remaining parts or provisions hereof, shall remain in full force and effect.

12.6Complete Agreement.  This Agreement and the Certificate of Formation embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between Members relating to the subject matter hereof.

12.7Counterparts.  It is expected and understood that this Agreement may be executed in several counterparts and that all counterparts so executed are to constitute one agreement binding all parties hereto, notwithstanding the fact that all parties are not signatories to the original or to the same counterpart. Any party hereto may execute this Agreement by facsimile signature or similar form of communication, and such signature shall be legal and valid for all purposes.

Exhibit 3.2.1 Second Barrister Operating Agreement

Each party so executing this Agreement shall promptly sign an original hereof and deliver the originally signed document to the other Members.

12.8Amendment.  This Agreement shall not be amended, modified, terminated or supplemented except by vote of Members holding a majority of the Membership Interests of the Company.

12.9No Third Party Rights.  This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims, or have any right pursuant to the provisions of this Agreement.

12.10Remedies.  The parties acknowledge that monetary damages are inadequate for a breach hereof, and hereby agree that the provisions of this Agreement shall be enforceable by equitable relief, including specific performance, and each of the parties hereby waives any defense to the enforcement of this Agreement through equitable relief. However, equitable relief shall not be the exclusive remedy for breach of the Agreement, and the election of specific performance, damages or any other remedy hereunder shall not preclude the exercise of any other remedy in conjunction with such relief or from time to time thereafter.

12.11Partnership Tax Status.  The Members intend that the Company shall be treated, and irrevocably consent to the treatment of the Company, as a partnership for federal and, to the extent permitted by applicable state law, state income tax purposes in accordance with, among other legal authorities, Sections 301.7701-1, 301.7701-2 and 301.7701-3 of the United States Treasury Regulations.  This Agreement shall be construed in a manner that ensures the Company’s classification as a partnership for federal and state income tax purposes at all times, and any provision of this Agreement that would have the effect of  preventing the Company from being classified as a partnership for federal and state income tax purposes shall be null and void.  The Members shall take all actions, and execute, acknowledge and deliver all documents which, in the judgment of the Manager, or in the opinion of counsel to the Company, are necessary or desirable to obtain and/or maintain the Company’s classification as a partnership for such purposes at all times..

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

{SIGNATURES TO FOLLOW}

Member Name:  Andrew Cardwell

Signature:__/s/ Andrew Cardwell________________________________________

Date of Signature: May 14, 2020

Exhibit 3.2.1 Second Barrister Operating Agreement

Member Name:  Roger McLeod

Signature: /s/ Roger McLeod________________________________________

Date of Signature: May 14, 2020

Member Name:  Jeffrey Delancey

Signature:__/s/ Jeffrey Delancey________________________________________

Date of Signature: May 14, 2020

Member Name:  Lamar Resources, LLC, a limited liability company organized under the laws of the State of Texas (beneficial owner – Marty Rutland)

Signature:__/s/ Marty Rutland____________________________________

Date of Signature: May 14, 2020

Exhibit 3.2.1 Second Barrister Operating Agreement

EXHIBIT “A”

Membership Interests

(Amended as of April 1, 2019, and ratified as of May 14, 2020)

NameMember Interest Initials

Roger McLeod 80.00%/s/ RM

Jeff Delancey  8.33%/s/ JD

Lamar Resources, LLC-Marty Rutland  6.67%/s/ MR

Andrew Cardwell  5.00%/s/AC